Exhibit 99.1
April 11, 2007
Ms. Christina Yang
[Address]
Dear Christina,
I am pleased to confirm the verbal offer of employment extended to you for the position of Vice President of Regulatory, Quality Assurance and Clinical, reporting to Hank Nordhoff, Chairman, President and CEO. Your hire date has yet to be determined. The exact date will be mutually agreed upon between you and Hank. The details of this offer are:

Base Salary:	You will receive an annualized base salary of $250,000, paid bi-weekly in accordance with Gen-Probe’s regular payroll cycle.

Stock Options:	You will be eligible to participate in Gen-Probe’s Employee Stock Option Plan with an initial grant of 32,500 stock options. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Plan document. More detailed information about your stock options will be provided to you once you are on board.

Executive Bonus:	You will be eligible to participate in the 2007 Employee Bonus Plan with a target bonus of 25% of your annual base salary. Any bonus paid under this Plan will be dependent upon the achievement of corporate financial goals and your individual performance. Further details of the Plan will be provided once you are on board. This bonus will be prorated based on your date of hire.

Benefits:	You will be eligible for comprehensive health, dental and eye care insurance benefits for yourself and your eligible dependents, effective on your date of hire. The benefit premiums are 100% paid by Gen-Probe for employees and require a nominal contribution of $20.00 per pay period for dependent coverage. In addition, you will be eligible for other benefits, which are outlined on the attached benefits summary.

Housing Allowance:	You will receive an additional $1,500 per month, less applicable payroll taxes, as a housing allowance for up to 26 months, while your family remains in your current home. If you have not relocated to San Diego by the end of 26 months, your relocation benefits will be forfeited.

Relocation Assistance:	In order to assist you in your move from Cerritos, CA to San Diego, you will be provided certain relocation benefits. Since some relocation expenses are considered compensation, you may incur a tax liability resulting from this move. Gen-Probe classifies relocation benefits as either “qualified” or “non-qualified”.

Qualified benefits are not taxable and will therefore be paid directly to the vendor by Gen-Probe. They are:

1.	Expenses associated with packing, unpacking and transporting normal household furnishings.

2.	Transportation for you and your immediate family on your final move to San Diego. (Mileage reimbursement is limited to $.18 per mile per IRS regulations.)
Non-qualified benefits are subject to payroll tax withholdings specified by you and required by state and federal authorities. However, to assist in offsetting income tax obligations incurred by your relocation, Gen-Probe will gross-up the payments made directly to you or to others on your behalf for bona fide non-qualified relocation expenses. Non-qualified relocation expenses are.
1.	Reimbursement for real estate fees and closing costs associated with the sale of your current home in Cerritos, CA to a maximum of $90,000.

2.	Closing costs on the purchase of your new home, to a maximum of the lower of two percent of the cost of your home or $30,000.
Should you resign from Gen-Probe within 24 months from the date you receive your full relocation benefit, you would be responsible to reimburse Gen-Probe the full amount of the relocation expenses paid to you or on your behalf.
This offer is contingent upon a successful background and reference check. Additionally, as a condition of this offer of employment, you are required to submit to and successfully pass a pre-employment drug screen. If the drug screen results demonstrate the presence of unprescribed drugs, controlled substances or an unacceptable level of alcohol, this offer of employment would be deemed withdrawn and you would not become employed by Gen-Probe. A representative from our Human Resources department will contact you to arrange for the drug screen and the background check once you have accepted this offer.
Copies of Gen-Probe’s Proprietary Information and Inventions Agreement and Employee Arbitration Agreement are being mailed to you under separate cover. This offer is contingent upon your executing and returning these agreements in advance of your start date. Should you have any questions regarding the Agreements, we encourage you to seek professional legal assistance prior to executing these documents.
We are very excited about the prospect of your joining our team and are eager to learn of your decision. This offer will remain open until April 30, 2007. We are confident that you have much to contribute to the success of Gen-Probe. The strength of our technology and products, the quality and experience of our people and your presence will facilitate this success.
Sincerely,
/s/ Diana De Walt
Diana De Walt
Vice President, Human Resources
cc: Hank Nordhoff
I accept this offer of employment and the terms described above:

/s/ Christina Yang	4/27/07	4/30/07

Signature	Date	Proposed Start Date